Exhibit 99.1

Press Release

February 10, 2009	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Third Quarter Results for Fiscal 2009

Call scheduled for Wednesday, February 11, 2009 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – February 10, 2009

Rexnord LLC, a leading, global multi-platform industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today reported summary results for the third quarter ended December 27, 2008. Throughout this release, we will refer to “core sales growth,” which is defined as growth in year-over-year sales in existing businesses, adjusted for divestitures, and excluding the impact of foreign currency translation. This press release also includes references to our EBITDA and Adjusted EBITDA, both of which are non-GAAP performance measures. Please see “EBITDA and Adjusted EBITDA” below for information regarding the limitations of using these measures as indicators of our operating performance. At the end of this press release we have included a reconciliation of EBITDA and Adjusted EBITDA to our net income.

Third Quarter Highlights:

•

Third quarter sales declined $6 million, or 1%, over the prior year third quarter to $443 million; third quarter consolidated core sales growth contracted by 2%; acquisitions added 5%, offset by the unfavorable impact of foreign currency translation of 3% and a 1% decline from divestitures.

•	Power Transmission third quarter sales declined $18 million, or 6%, over the prior year third quarter to $316 million; Power Transmission core sales were flat with the third quarter of 2008

•	Water Management third quarter sales increased $12 million, or 11%, over the prior year third quarter to $128 million; Water Management core sales growth in the second quarter declined 6%

•

Third quarter loss from operations was $355 million, which includes a $403 million intangible asset and goodwill impairment charge and a $4 million restructuring charge. Excluding these charges, third quarter income from operations was $51 million, or 11.5% of net sales. Prior year third quarter net income from operations was $79 million, or 17.5% of net sales, which included a $17 million, or 3.9% of net sales, net gain related to the Canal Street accident.

•

Third quarter Adjusted EBITDA declined $12 million, or 13%, from the prior year third quarter to $81 million, or 18.3% of sales; excluding $2.8 million of out-of-period business interruption insurance proceeds recorded in the prior year third quarter due to the Canal Street accident, third quarter Adjusted EBITDA decreased $9 million, or 10%, from the fiscal 2008 third quarter.

•

Power Transmission third quarter Adjusted EBITDA decreased $10 million, or 14%, from the prior year third quarter to $61.7 million, or 19.6% of sales; excluding the out-of-period business interruption insurance proceeds discussed above, Power Transmission third quarter Adjusted EBITDA decreased $8 million, or 11%, from the prior year third quarter

•	Water Management third quarter Adjusted EBITDA decreased $2.3 million, or 10%, from the prior year third quarter to $20.6 million, or 16.2% of sales

•

Leverage ratio (debt to Adjusted EBITDA) was 5.4x at the end of the third quarter of 2009, compared to 5.3x at the end of fiscal year 2008; net debt (debt less cash) decreased by $52.6 million during the first nine months of fiscal 2009; net debt leverage ratio (net debt to Adjusted EBITDA) as of the end of the third quarter of 2009 was 4.8x compared to 4.9x at March 31, 2008. Cash balances as of December 27, 2008 were $239.5 million, an increase of $97.6 million from the cash balance at March 31, 2008.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We experienced in our fiscal third quarter what many industrial companies saw in the third calendar quarter; a very quick and sudden slowing of order activity as a result of a weak macro-economic environment. While our core sales growth contracted only 1.7% in the quarter, our backlog declined by approximately 11% as our year over year order rate contracted just over 18% in the third quarter. As a result, we have taken action to reduce our cost structure. During the third quarter, we reduced our headcount by approximately 500 employees, or 7% of the employee base we had at the end of our second quarter and are taking additional action during our fourth quarter to further reduce our headcount by approximately another 7%. In addition to headcount actions, we are reducing cost in all areas of our business with a major focus on material cost reduction. While material costs still had a negative impact on our third quarter margin when compared to the prior year, the year over year negative margin impact was not as severe as it was through our second quarter of 2009 as the actions we have put in place to reduce material costs coupled with declining commodity costs have resulted in a reduction in our material costs during the past three months; a trend we anticipate to continue into our fourth quarter.” Hitt added, “During this challenging economic environment, we will continue to stay focused on the needs of our customers and deliver world class products and service, which is at the heart of the Rexnord Business System. We believe this customer focus, coupled with targeted growth investments and appropriate cost reduction actions, will keep us well positioned for the future.”

Third Quarter – Core sales decline by 1.7%; Adjusted EBITDA declines $11.8 million, or 12.7% to $81.0 million, or 18.3% of sales

Sales in the third quarter of fiscal 2009 were $443.1 million, a decrease of $6.0 million, or 1.3%, from the prior year third quarter. Power Transmission sales in the third quarter of fiscal 2009 were $315.6 million, a decrease of $18.4 million, or 5.5%, from the prior year third quarter, which included $5.6 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales growth contracted 0.3% from the prior year third quarter. Third quarter sales growth in the end-markets of mining and energy was offset by sales declines in the majority of the other Power Transmission end-markets. Order rates across nearly all Power Transmission end-markets declined during the quarter as our customers (particularly OEMs and industrial distributors) reduced their inventory levels downward in an effort to better align their stocking levels with anticipated demand. Water Management sales in the third quarter of fiscal 2009 increased $12.4 million to $127.5 million, or 10.8%, from the prior year third quarter. The sales increase from the January 31, 2008 acquisition of GA Industries was partially offset by a 5.6% decline in Water Management core sales from the prior year third quarter. The reduction in core sales was driven by a year-over-year decline in third quarter sales to the residential construction market, which was partially offset by an increase in sales to the infrastructure and commercial construction end-markets from the prior year third quarter. Although sales to the infrastructure and commercial construction end-markets increased in the third quarter from the prior year, by the end of the third quarter, year over year sales had declined as demand in these markets continued to soften.

Adjusted EBITDA in the third quarter decreased 12.7% to $81.0 million, or 18.3% of sales, compared to $92.8 million, or 20.7% of sales, in the third quarter of fiscal 2008. The prior year third quarter included $2.8 million, or 0.6% of sales, of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in the third quarter decreased 14.4% to $61.7 million, or 19.6% of sales, compared to $72.1 million, or 21.6% of sales, in the prior year third quarter, which included the $2.8 million, or 0.8% of sales, of out-of-period business interruption insurance proceeds noted above. The 120 basis point decline in Power Transmission Adjusted EBITDA as a percentage of sales, excluding the impact of the out-of-period business interruption insurance proceeds, was primarily due to higher material costs in the third quarter compared to the prior year. Water Management Adjusted EBITDA in the third quarter decreased 10.0% to $20.6 million, or 16.2% of sales, from the prior year third quarter Adjusted EBITDA of $22.9 million, or 19.9% of sales. The decline in Water Management adjusted EBITDA as a percentage of sales was driven by higher material costs and a reduction in cost structure leverage due to lower core sales in the third quarter of 2009.

Gross profit margins decreased 140 basis points in the third quarter of fiscal 2009 to 31.5% from 32.9% in the prior year third quarter. This margin decrease was primarily attributable to higher material costs in Power Transmission and Water Management and reduced Water Management cost structure leverage due to lower core Water Management sales versus the comparable prior year period.

SG&A expense as a percentage of sales in the third quarter of fiscal 2009 was 17.3% compared to 16.5% in the prior year third quarter.

Net loss in the third quarter of fiscal 2009 was $409.9 million compared to net income of $19.8 million in the third quarter of fiscal 2008. The net loss in the third quarter of fiscal 2009 includes a $403 million intangible asset and goodwill impairment charge and a $4 million restructuring charge.

Nine months of Fiscal 2009 – 3.3% core sales growth; Adjusted EBITDA increases $4.8 million, or 1.8% to $278.3 million, or 19.2% of sales

Sales in the nine months of fiscal 2009 were $1,449.8 million, an increase of $98.6 million, or 7.3%, from the prior year nine months. Power Transmission sales in the nine months of fiscal 2009 were $1,009.8 million, an increase of $40.1 million, or 4.1%, from the prior year nine months, which included $14.9 million of sales related to the Rexnord SAS business that was sold on March 28, 2008. Power Transmission core sales growth of 4.6% was driven by strength in our Power Transmission products end markets of mining, energy, aerospace and cement through the first half of fiscal 2009. Water Management sales in the nine months of fiscal 2009 increased $58.5 million to $440.0 million, or 15.3%, from the prior year nine months due to the sales from the January 31, 2008 acquisition of GA Industries. Water Management core sales growth was 0.2% as third quarter 2009 growth rates in the infrastructure and commercial construction end-markets we serve slowed from those experienced during the first half of fiscal 2009 and sales to the residential construction market continued to decline from the prior year nine months.

Adjusted EBITDA in the nine months of fiscal 2009 increased 1.8% to $278.3 million, or 19.2% of sales, compared to $273.5 million, or 20.2% of sales, in the nine months of fiscal 2008, which included $11.1 million, or 0.8% of sales, of out-of-period business interruption insurance proceeds related to the Canal Street accident. Power Transmission Adjusted EBITDA in the nine months of fiscal 2009 increased 0.5% to $198.7 million, or 19.7% of sales, compared to $197.7 million, or 20.4%, in the prior year nine months, which included the $11.1 million, or 1.1% of sales, of out-of-period business interruption insurance proceeds noted above. Excluding the out-of-period business interruption insurance proceeds, Power Transmission Adjusted EBITDA as a percentage of sales increased 50 basis points from the nine months of fiscal 2008. Water Management Adjusted EBITDA in the nine months increased 2.5% to $85.2 million, or 19.4% of sales, from the prior year nine months Adjusted EBITDA of $83.1 million, or 21.8% of sales. The decline in Water Management Adjusted EBITDA as a percentage of sales was driven by higher material costs in the nine months of 2009 as well as investments made in the first half of fiscal 2009 to fund sales growth initiatives.

Gross profit margin in the nine months of fiscal 2009 was 32.0% compared to 32.5% in the nine months of fiscal 2008. The decline in gross profit margin was primarily due to higher material costs, which were partially offset by productivity improvements and price increases.

SG&A expense as a percentage of sales in the nine months of fiscal 2009 and 2008 was 16.8%.

Net loss for the nine months of fiscal 2009 was $386.5 million compared to net income of $29.2 million in the nine months of fiscal 2008. The net loss for the nine months of fiscal 2009 includes a $403 million intangible asset and goodwill impairment charge and a $4 million restructuring charge.

Leverage ratio at 5.4x and net debt leverage ratio at 4.8x at December 27, 2008

At the end of the third fiscal quarter, the Company had total debt of $2,069.5 million, an increase of $45.0 million from March 31, 2008. On October 15, 2008, the Company borrowed $47.5 million from its revolving credit facility to increase its cash position and to preserve financial flexibility in light of the uncertainty in the capital and credit markets. The Company had cash of $239.5 million at December 27, 2008, an increase of $97.6 million from March 31, 2008. The Company’s leverage ratio as of December 27, 2008 was 5.4x, compared to 5.3x at March 31, 2008 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Net debt leverage ratio as of the end of the third quarter was 4.8x compared to 4.9x at March 31, 2008.

During the third quarter of fiscal 2009 and in January, 2009, RBS Global, Inc. issued a $25.0 million and $35.0 million dividend, respectively, to Rexnord Holdings, Inc., the indirect parent company of RBS Global, Inc. Rexnord Holdings, Inc. used substantially all of the dividend proceeds to retire a portion of the outstanding PIK Toggle Senior Indebtedness, which is due in 2013.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table that follows. Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 6,800 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on February 11, 2009 at 10:00 a.m. Eastern Time to discuss its third quarter 2009 results and provide a general business update. Rexnord CEO Robert Hitt and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (877) 718-5095

International toll #: (719)-325-4770

Access Code: 7574474

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 a.m. Eastern Time, February 12, 2009 until 1:00 a.m. Eastern Time, February 19, 2009. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 7574474.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net sales	$443.1	$449.1	$1,449.8	$1,351.2
Cost of sales	303.7	301.5	985.3	912.4

Gross profit	139.4	147.6	464.5	438.8
Selling, general and administrative expenses	76.6	74.1	244.2	227.5
(Gain) on Canal Street facility accident, net	—	(17.4)	—	(29.2)
Intangible impairment charges	402.5	—	402.5	—
Restructuring and other similar costs	3.6	—	3.6	—
Amortization of intangible assets	12.0	12.3	36.9	37.7

Income (loss) from operations	(355.3)	78.6	(222.7)	202.8
Non-operating income (expense):
Interest expense, net	(46.1)	(47.7)	(135.3)	(145.2)
Other income (expense), net	3.3	—	2.1	(5.5)

Income (loss) before income taxes	(398.1)	30.9	(355.9)	52.1
Provision for income taxes	11.8	11.1	30.6	22.9

Net income (loss)	$(409.9)	$19.8	$(386.5)	$29.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(Unaudited)

	December 27, 2008	March 31, 2008
Assets
Current assets:
Cash	$239.5	$141.9
Receivables, net	260.8	288.5
Inventories, net	362.8	370.3
Other current assets	34.2	35.0

Total current assets	897.3	835.7

Property, plant and equipment, net	419.1	443.3
Intangible assets, net	763.8	883.9
Goodwill	1,007.8	1,331.7
Insurance for asbestos claims	134.0	134.0
Pension assets	116.3	101.8
Other assets	64.2	74.8

Total assets	$3,402.5	$3,805.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$50.6	$2.9
Trade payables	137.2	178.6
Income taxes payable	4.5	4.8
Deferred income taxes	7.9	11.7
Compensation and benefits	58.3	71.3
Current portion of pension obligations	3.0	3.0
Current portion of postretirement benefit obligations	3.6	3.6
Interest payable	60.2	27.4
Other current liabilities	88.3	95.8

Total current liabilities	413.6	399.1

Long-term debt	2,018.9	2,021.6
Pension obligations	62.7	69.0
Postretirement benefit obligations	47.8	49.5
Deferred income taxes	345.6	318.2
Reserve for asbestos claims	134.0	134.0
Other liabilities	56.8	69.2

Total liabilities	3,079.4	3,060.6
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	705.7	700.7
Retained (deficit) earnings	(366.4)	43.8
Accumulated other comprehensive loss	(16.3)	—

Total stockholders’ equity	323.1	744.6

Total liabilities and stockholders' equity	$3,402.5	$3,805.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended
	December 27, 2008	December 29, 2007
Operating activities
Net income (loss)	$(386.5)	$29.2
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	45.2	39.6
Amortization of intangible assets	36.9	37.7
Intangible impairment charges	402.5	—
Accretion of bond premium	(0.8)	(0.7)
Amortization of deferred financing costs	7.7	7.8
Loss on dispositions of property, plant and equipment	—	0.2
Equity in loss (earnings) of unconsolidated affiliates	0.1	(0.3)
Other non-cash credits	(0.5)	(0.2)
Stock-based compensation expense	5.0	5.6
Changes in operating assets and liabilities:
Receivables	17.1	1.4
Inventories	(1.2)	14.1
Other assets	(9.8)	2.5
Accounts payable	(35.4)	(30.0)
Accruals and other	29.7	55.4

Cash provided by operating activities	110.0	162.3

Investing activities
Expenditures for property, plant and equipment	(29.9)	(37.1)
Proceeds from surrender of life insurance policies	0.9	—
Proceeds from dispositions of property, plant and equipment	—	0.3

Cash used for investing activities	(29.0)	(36.8)

Financing activities
Repayments of long-term debt	(1.4)	(21.8)
Proceeds from borrowings on revolving credit facility	47.5	—
Dividend payment to parent company	(25.0)	—
Payment of financing fees	—	(0.6)

Cash provided by (used for) financing activities	21.1	(22.4)
Effect of exchange rate changes on cash	(4.5)	1.6

Increase in cash	97.6	104.7
Cash at beginning of period	141.9	56.1

Cash at end of period	$239.5	$160.8

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Third Quarter

(in millions)

(Unaudited)

	Quarter Ended December 27, 2008	Quarter Ended December 29, 2007
Net income (loss)	$(409.9)	$19.8
Interest expense, net	46.1	47.7
Provision for income taxes	11.8	11.1
Depreciation and amortization	26.5	26.7

EBITDA	(325.5)	105.3

Adjustments to EBITDA (1)
Intangible impairment charges	402.5	—
(Gain) on Canal Street facility accident, net	—	(17.4)
Business interruption insurance recoveries	—	2.8
Restructuring and other similar costs	3.6	—
Stock option expense, net	1.8	1.8
LIFO expense	1.9	0.3
CDSOA recovery	(1.8)	(1.4)
Other (income) expense, net	(1.5)	1.4

Subtotal of adjustment to EBITDA	406.5	(12.5)

Adjusted EBITDA	$81.0	$92.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the quarter ended December 27, 2008, consists of management fee expense of $0.8 million, gain on disposition of property, plant and equipment of $0.2 million, foreign currency transaction gains of $2.0 million and other miscellaneous income of $0.1 million. For the quarter ended December 29, 2007, the $17.4 million gain on the Canal Street accident consists of $18.6 million of recoveries offset by $1.2 million of incremental expenses and impairments, net. The $18.6 million of recoveries is allocated between $2.8 million of recoveries under our business interruption policy and $15.8 million under our property insurance policies. Other expense, net for the quarter ended December 29, 2007, consists of management fee expense of $0.8 million, losses on sale of fixed assets of $0.1 million, foreign currency transaction losses of $0.4 million, earnings in unconsolidated affiliates of $0.1 million and other miscellaneous expense of $0.2 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Nine Months and Periods Ended

(in millions)

(Unaudited)

	Nine Months Ended December 27, 2008	Nine Months Ended December 29, 2007
Net income (loss)	$(386.5)	$29.2
Interest expense, net	135.3	145.2
Provision for income taxes	30.6	22.9
Depreciation and amortization	82.1	77.3

EBITDA	(138.5)	274.6

Adjustments to EBITDA (1)
Intangible impairment charges	402.5	—
(Gain) on Canal Street facility accident, net	—	(29.2)
Business interruption insurance recoveries	—	11.1
Restructuring and other similar costs	3.6
Stock option expense, net	5.0	5.6
Impact of inventory fair value adjustment	2.1	19.0
LIFO expense (income)	5.7	(13.1)
CDSOA recovery	(1.8)	(1.4)
Other (income) expense, net	(0.3)	6.9

Subtotal of adjustment to EBITDA	416.8	(1.1)

Adjusted EBITDA	$278.3	$273.5

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other income, net for the nine months ended December 27, 2008, consists of management fee expense of $2.3 million, foreign currency transaction gains of $2.6 million, a loss in unconsolidated affiliates of $0.1 million and other miscellaneous income of $0.1 million. For the nine months ended December 29, 2007, the $29.2 million gain on the Canal Street accident consists of $34.4 million of recoveries offset by $5.2 million of incremental expenses and impairments, net. The $34.4 million is allocated between $11.1 million of recoveries under our business interruption policy and $23.3 million under our property insurance policies. Other expense, net for the nine months ended December 29, 2007, consists of management fee expense of $2.3 million, losses on the sale of fixed assets of $0.2 million, foreign currency transaction losses of $4.7 million and earnings in unconsolidated affiliates of $0.3 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9	$334.0	$372.6	$1,342.3
Water Management	138.4	128.0	115.1	129.7	511.2
Corporate	—	—	—	—	—

Total	$448.2	$453.9	$449.1	$502.3	$1,853.5

Adjusted EBITDA
Power Transmission	$59.2	$66.4	$72.1	$80.0	$277.7
Water Management	30.6	29.6	22.9	24.8	107.9
Corporate	(2.8)	(2.3)	(2.2)	(4.2)	(11.5)

Total	$87.0	$93.7	$92.8	$100.6	$374.1

Adjusted EBITDA %
Power Transmission	19.1%	20.4%	21.6%	21.5%	20.7%
Water Management	22.1%	23.1%	19.9%	19.1%	21.1%
Total (including Corporate)	19.4%	20.6%	20.7%	20.0%	20.2%

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$340.6	$353.6	$315.6		$1,009.8
Water Management	155.5	157.0	127.5		440.0
Corporate	—	—	—		—

Total	$496.1	$510.6	$443.1		$1,449.8

Adjusted EBITDA
Power Transmission	$67.3	$69.7	$61.7		$198.7
Water Management	32.8	31.8	20.6		85.2
Corporate	(4.4)	0.1	(1.3)		(5.6)

Total	$95.7	$101.6	$81.0		$278.3

Adjusted EBITDA %
Power Transmission	19.8%	19.7%	19.6%		19.7%
Water Management	21.1%	20.3%	16.2%		19.4%
Total (including Corporate)	19.3%	19.9%	18.3%		19.2%